Exhibit 5.1

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

(713) 223-2900

August 2, 2006

Texas United Bancshares, Inc.

109 North Main Street

La Grange, Texas 78945

Ladies and Gentlemen:

We have acted as special counsel to Texas United Bancshares, a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-3 as filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Registration Statement”), with respect to 248,317 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”). The Shares were issued to the former shareholders of The Express Bank of Texas, a Texas banking association (“Express”), in connection with the Company’s acquisition of Express on February 14, 2006 (the “Merger”). The Company is filing the Registration Statement relating to the Shares pursuant to the terms of a registration rights agreement by and among the Company and each of the former shareholders of Express that were entered into in connection with the Merger. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

In connection with rendering this opinion, we have examined originals or copies of (1) the Articles of Incorporation of the Company, as amended, (2) the Bylaws of the Company, (3) certain resolutions of the Board of Directors of the Company and (4) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

The foregoing opinion is based on and is limited to the laws of the State of Texas, and we render no opinion with respect to the laws of any other jurisdiction. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP